EXHIBIT 99.1

For Immediate Release

Date:             September 26, 2000
Contact:          Steven R. Abel, Chairman
                  Blue River Bancshares, Inc.
                  (317) 398-9721


     Shelbyville, Indiana--Blue River Bancshares, Inc. (Nasdaq SC: BRBI) today announced that it will increase its allowance for loan losses for the third quarter of fiscal 2000 by $1,263,000 and charge-off $444,000 of loans. This will increase the Bank's allowance for loan losses to $1,925,000.

     The Bank has previously reported that Robert C. Reed was removed as Vice-Chairman of Blue River and as the President and Chief Executive Officer of Blue River and the Bank as the result of an internal review of certain matters at the Bank involving Mr. Reed. As a result of the internal investigation, all loans related to Mr. Reed have been reviewed. Based upon that review, the Bank has determined that it is appropriate to increase the allowance for loan losses and to charge-off certain loans. Mr. Reed was the loan officer for the loans which are being charged-off and the loans which have caused the increase in the allowance for loan losses.

     Blue River announced that Larry Toombs has been appointed as the President and Chief Executive Officer of the Bank and President of Blue River effective October 2, 2000. Mr. Toombs will also serve as a Director of Blue River and the Bank. Steven R. Abel will continue as the Chairman of Blue River and the Bank and as the Chief Executive Officer of Blue River.

     Mr. Abel stated that "We are pleased that Larry is returning to Blue River and the Bank and believe that Larry's experience and qualifications in loan review/loan administration and bank compliance will address the critical issues which currently confront the Bank. Mr. Toombs has been serving as a consultant to the Bank since shortly after Mr. Reed was placed on administrative leave." Mr. Toombs stated that "We are committed to pursing to the fullest extent possible the recovery of the charged off amounts and the additional reserve recognized. In this regard, the Bank is contacting each loan which has been charged off or reserved for and is seeking for these loans, where necessary, additional documentation, additional collateral and making requests or demands for pay down or pay off of the loan." Mr. Abel noted that "A substantial portion of these loans are not delinquent or on non-accrual status but have deficiencies in loan documentation, supporting cash flow and loan to value."

     Mr. Toombs brings nearly thirty years of diversified banking and bank consulting experience to Blue River and the Bank. Mr. Toombs has been President of Pyramid Business Group LLC, and Pyramid Business Consultants(TM) LLC, which specialized in financial institution control systems, outsourcing of control functions, planning administration and strategic plan administration. In his seven years as a bank consultant, he specialized in loan administration and loan review, audit programs, risk analyses and compliance system development for banks and credit unions ranging in size from $25 million to $3 billion in assets. Mr. Toombs also served as Executive Vice President


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and Chief Operating Officer of Blue River and the Bank from March 1999 to
February 2000. Prior to forming Pyramid, he was Executive Manager in the consulting practice of a major mid-west CPA firm where he developed specific administrative control consulting services for financial institutions.

     Mr. Toombs was formerly an Assistant General Auditor of National City Corporation of Indiana. Prior to its acquisition by National City, Larry was Director of the Administrative Control Division for Merchants National Corporation, Indianapolis. He directed all the activities for the Internal Audit, Loan Review and Compliance Administration Departments for all domestic and overseas operations.

     Mr. Toombs served on, or was Chairman of Merchants National Corporation's Risk Oversight Committee, Corporate Compliance Committee, IRS Committee, and BSA Committee. He further served on the Military Banking Management Committee and Military Banking Operations Oversight Committee that managed over 200 branch banks and three operations centers in Germany, the United Kingdom and the Far East.

     Also, during his career at Merchants, he orchestrated the due diligence reviews for over twenty community bank acquisitions, developed and managed an internal control consulting function, and oversaw the development of an information security department.

     Mr. Toombs received his B.S. and M.B.A. degrees from the University of Indianapolis. He is also a graduate of the Financial Executive Program at the University of Michigan Graduate School of Business. He has previously served on the adjunct faculty at the University of Indianapolis where he has instructed banking, marketing and management courses at the undergraduate level.

     Statements in this press release which express "belief", "intention", "expectation" or "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties.


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